Exhibit 99.1

                   MERIDIAN HEALTHCARE GROWTH AND INCOME FUND
                               LIMITED PARTNERSHIP

                                September 9, 2005





Dear Investor:

     The General Partners of Meridian Healthcare Growth and Income Fund Limited Partnership (the "Fund") are please to report: (1) the majority consent of the unitholders required for the sale to Formation Capital ("FC") was received on August 19, 2005 and (2) the sale of the seven nursing facilities to FC for $50 million closed on September 2, 2005.

     Following the closing, sales proceeds were wired into an interest bearing account at Mercantile Safe-Deposit and Trust Company. The proceeds received at closing included a payment from FC for the Fund's estimated net working capital as of July 31, 2005. A final payment from FC representing August net cash flow and a reconciliation of the Fund's net working capital as of August 31, 2005 is expected by November 1, 2005 (60 days from closing).

     The General Partners continue to estimate that each $25 investment unit will receive proceeds of approximately $21 per unit. This amount includes the unitholder's share of both sales proceeds and operational cash flow generated from the seven nursing facilities through August 31, 2005.

     We expect to make a preliminary distribution to unitholders of approximately $20 per unit by mid-September. A second distribution to unitholders representing their share of the remaining sale and operational cash flow will be made in November following a true up of the Fund's net working capital.

     The Fund is expected to liquidate in 2005 and unitholders should receive a final Schedule K-1 necessary to complete their 2005 income tax return. For tax planning purposes we estimate that each $25 investment unit will receive long term capital gain for 2005 of approximately $11 per unit.

     We will recap the results of the investment in our correspondence accompanying the distribution. Should you have any questions in the interim, please call Robert Huether, Asset Manager at (410) 727-4083.

Sincerely,

BROWN HEALTHCARE, INC.
Administrative General Partner



John M. Prugh
President